University General Health System to Present at Noble Financial Capital Markets 9th Annual Equity Conference on Tuesday, January 22, 2013

HOUSTON, TX -- (Marketwire - January 14, 2013) - University General Health System, Inc. (OTCQB: UGHS), a diversified, integrated multi-specialty health care delivery system, today announced that it will be presenting at the Noble Financial Capital Markets 9th Annual Equity Conference. The conference will be held January 21-23, 2013 at the Hard Rock Hotel in Hollywood, Florida.

The University General Health System presentation will be delivered by Donald Sapaugh, President, and Mike Griffin, Chief Financial Officer, at 9:00 a.m. Eastern Time on Tuesday, January 22, 2013 in Room 1.

At the time of the presentation, a live audio and high-definition video webcast of University General Health System's presentation and a copy of the presentation materials will be available on the Company's website at www.ughs.net and through the Noble Financial websites at www.noblefcm.com and www.nobleresearch.com/NINE/home.htm. University General Health System recommends registering at least 10 minutes prior to the start of the presentation in order to ensure timely access. A Microsoft SilverLight viewer will be required to participate in the "live" webcast. A free download of the Microsoft SilverLight viewer will be available on the presentation link at: http://noble.mediasite.com/Play/a0f0bdd71d0c47dfb835aa9ff14e156c1d.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty, acute health care provider that delivers high quality physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals, located in Houston, Texas and Dallas, Texas, and multiple ancillary service facilities, including two ambulatory surgical centers; a number of diagnostic imaging, sports rehab and physical therapy clinics; two sleep clinics; and a hyperbaric wound care center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

About Noble Financial

Noble Financial Capital Markets, which was established in 1984, is an equity research-driven, full service investment banking boutique focused on emerging growth companies in the life sciences, technology and media industries. The company has offices in New York, Boston, New Jersey, Los Angeles and Boca Raton, FL. In addition to non-deal road shows and sector-specific conferences throughout the year, Noble Financial hosts its large-format annual equity conference in January in South Florida, which features 120-150 presenting companies from across North America and attracts close to 600 attendees. Additional information is available on the Internet at www.noblefcm.com.

For additional information, please contact:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(800) 377-9893
info@rjfalkner.com

Craig Allison
Investor Relations
(914) 630-7429
callison@ughs.net